Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT Inc. PROVIDES acquisition update

Company Completes Previously Announced Planned Acquisitions of Great Bend Regional Hospital and Oklahoma Center for Orthopedic & Multi-Specialty Surgery

BETHESDA, MD – April 5, 2017 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMR”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share, announced today that on March 31, 2017 it closed on two previously-announced acquisitions for an aggregate purchase price of $74 Million. The properties acquired were the Great Bend Regional Hospital in Great Bend, KS and the Oklahoma Center for Orthopedic & Multi-Specialty Surgery in Oklahoma City, OK.

David Young, Chief Executive Officer of GMR, stated, “I am very pleased that we were able to successfully complete the acquisition of these two facilities during the first quarter of 2017 and that we closed the acquisitions ahead of our previously reported anticipated timing of during the second quarter. Both are outstanding additions to our portfolio of properties and bring our total acquisitions for the first quarter of 2017 to approximately $108 million.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to a single market-leading operator under a long-term triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com